Exhibit 99.1

May 3, 2012
Quarterly Report
First Quarter 2012

We are pleased to report that for the quarter ended March 31, 2012, earnings for your company were up 28.2% over those of March 31, 2011. For the first quarter, we earned $1.62 million compared to $1.26 million for the same period in 2011. Earnings per share, on a fully diluted basis, increased from $0.46 to $0.60 which represents a 30.4% increase.

Our strategy to improve our net interest margin has increased the margin from 4.14% for the three months ending March 31, 2011 to 4.24% for the same period in 2012. As a result, our net interest income has totaled $6.1 million for the first quarter of 2012, which was a 5 % increase over March 31, 2011.

Loan demand is starting to show incremental improvement over last year. Over the last three months we have begun to see some slight improvement in demand. In many markets in which we do business, unemployment numbers are improving gradually.

The low interest rate environment created by the Federal Reserve Bank has helped consumers? ability to refinance their homes. Recently, we are seeing a slight shift from refinancing requests to purchase financing, which is a good sign for the housing market. Additionally, businesses are showing increased interest in needs for loans to support their improved positions. Our loan officers are working diligently to assist our customers and prospects in meeting their current financial requests.

Nationally, the economy is starting to show some signs of improvement. The unemployment rate is slowly declining. The economy showed some improvement in 2011 and grew at a 2.2% rate for the first quarter of 2012. While we believe the economy is making progress, it is still being classified as the slowest recovery in modern economic history.

The stock market is continuing to show some resilience over the last year. Along those lines we were pleased to see your company?s stock show improvement in price. At the end of the first quarter the stock was at $22.00 per share, up from $19.01 at the close of business on December 31, 2011.

We will be working hard to continue our momentum into 2012. As always, we appreciate your support.



/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                                Percentage
                                                 3/31/2012       3/31/2011        Change
Assets
  Cash & Due From Banks                        $  24,295,638   $  14,467,772       67.9%
  Securities                                     190,152,902     176,318,253        7.8
  Loans Held For Sale                                598,489               -        n/m
  Loans                                          412,454,249     414,231,816       -0.4
  Reserve for Loan Losses                          5,994,251       5,640,859        6.3
    Net Loans                                    406,459,998     408,590,957       -0.5
  Federal Funds Sold                                 361,000         151,000      139.1
  Other Assets                                    55,227,208      56,973,176       -3.1
     Total Assets                              $ 677,095,235   $ 656,501,158        3.1%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 138,346,868   $ 132,005,504        4.8%
    Savings & Interest Checking                  225,251,552     194,439,567       15.8
    Certificates of Deposit                      199,251,250     212,333,998       -6.2
      Total Deposits                             562,849,670     538,779,069        4.5
  Repurchase Agreements                            3,239,865       4,321,885      -25.0
  Other Borrowed Funds                            37,020,467      47,977,504      -22.8
  Other Liabilities                                4,548,972       2,417,266       88.2
    Total Liabilities                            607,658,974     593,495,724        2.4
  Stockholders' Equity                            69,436,261      63,005,434       10.2
    Total Liabilities & Stockholders' Equity   $ 677,095,235   $ 656,501,158        3.1%

CONSOLIDATED INCOME STATEMENT
                                                     Three Months Ending
                                                                               Percentage
                                                  3/31/2012       3/31/2011      Change
Interest Income                                  $ 7,162,373     $ 7,457,556       -4.0%
Interest Expense                                   1,052,677       1,637,482      -35.7
  Net Interest Income                              6,109,696       5,820,074        5.0
Loan Loss Provision                                  450,000         750,000      -40.0
  Net Interest Income After Provision              5,659,696       5,070,074       11.6
Other Income                                       2,496,148       1,827,467       36.6
Other Expenses                                     6,207,614       5,429,513       14.3
  Income Before Taxes                              1,948,230       1,468,028       32.7
Income Taxes                                         330,204         205,619       60.6
  Net Income                                     $ 1,618,026     $ 1,262,409       28.2
Net Change in Unrealized Gain (loss)
  on Securities                                     (491,427)      1,294,151     -138.0
  Comprehensive Income                           $ 1,126,599    $  2,556,560      -55.9%

Selected Ratios
  Return on Average Assets                              0.96%           0.76%
  Return on Average Equity                              9.21            8.24

  Earnings Per Share                                 $  0.60         $  0.46
  Earnings Per Share - assuming dilution                0.60            0.46
  Cash Dividends Per Share                              0.23            0.22
  Book Value Per Share                                 25.52           22.97

  Market Price                              High         Low          Close
    First Quarter '11                       $23.49       $19.05        $22.00
    Fourth Quarter '10                      $19.01       $17.75        $19.01